Exhibit 99.1

SUNEDISON SEMICONDUCTOR REPORTS SECOND QUARTER 2015 RESULTS

St. Peters, Missouri, August 5, 2015 -- SunEdison Semiconductor Limited (NASDAQ OMX: SEMI) ("SunEdison Semiconductor" or the “Company”) today reported financial results for the second quarter ended June 30, 2015.

Highlights:

•	Revenue grew sequentially on higher volume, flat pricing

•	Gross profit dollars and margin were up sequentially

•	SOI grew sequentially and demand remains strong

•	Signed long-term polysilicon supply agreement with SunEdison

Results Review
Net sales for the 2015 second quarter were $207.4 million, up 4.0% sequentially compared to $199.4 million in the 2015 first quarter but down 3.5% compared to the prior year. Higher volume in both polished and SOI wafers drove the sequential increase, while lower pricing drove the year-over-year decline, which was partially offset by higher volume. Pricing remained flat in the second quarter of this year compared to the first quarter.
Gross profit for the 2015 second quarter rose 36.6% to $23.5 million, or 11.3% of net sales, compared to $17.2 million, or 8.6% of net sales, for the 2015 first quarter. Compared to the prior year, gross profit grew 15.2%, representing 184 basis points of margin expansion year-over-year. Gross profit and gross margin percentage rose sequentially primarily due to higher volume and lower manufacturing cost. Gross profit and margin increased year-over-year primarily due to higher volume and lower manufacturing cost, partially offset by lower average prices.
"We continue to make good progress with meeting our financial and strategic goals.  Although average pricing remained flat sequentially, we continue to be focused on driving additional operational efficiencies that will enhance our manufacturing leverage when prices rebound,” said Shaker Sadasivam, SunEdison Semiconductor's President and Chief Executive Officer.  "We remain committed to delivering superior products, service and support to our customers, and to generating improved returns for our shareholders in coming quarters."
Second quarter 2015 operating loss was $5.0 million, compared to an operating loss of $12.7 million in the 2015 first quarter and operating income of $1.3 million in the 2014 second quarter. Second quarter 2015 included a $1.4 million benefit related to a favorable revision to our estimated restructuring liabilities, partially offset by a $1.2 million long-lived asset impairment charge. First quarter 2015 included $1.2 million of additional severance liability and other charges associated with the 2014 restructuring activities. Second quarter 2014 included net favorable restructuring reversals of $10.8 million, consisting of $7.2 million related to a polysilicon supply agreement executed in 2013 with a subsidiary of SunEdison and $3.6 million related to other net favorable revisions to our estimated restructuring liabilities.
Second quarter 2015 operating cash flow was $13.5 million compared to $34.6 million for the 2015 first quarter. The decrease was primarily influenced by working capital improvements in the 2015 first quarter that did not repeat in the 2015 second quarter. Second quarter capital spending was $24.1 million and total cash used was $12.0 million. The Company ended the quarter with cash and cash equivalents of $78.6 million.

SunEdison Semiconductor
501 Pearl Drive
St. Peters, MO 63376
+1 636 474 5000
www.sunedisonsemi.com

Second quarter 2015 Adjusted EBITDA was $24.2 million and included a $1.2 million foreign exchange loss associated with the re-measurement of intra-company balances and derivative foreign currency forward contracts. First quarter 2015 Adjusted EBITDA of $31.6 million included a $10.8 million gain associated with the re-measurement of intra-company balances and derivative foreign currency forward contracts. Second quarter 2014 adjusted EBITDA of $20.2 million included restructuring reversals of $10.8 million.  Please see the reconciliation and a description of Adjusted EBITDA in the attached financial tables.
During the 2015 second quarter, SunEdison Semiconductor Limited and SunEdison, Inc. entered into a letter agreement regarding granular polysilicon supply matters (the “Agreement”). The Agreement provides for a long-term supply by SunEdison Inc. of the Company’s granular semiconductor grade polysilicon needs. The Agreement provides for a fixed price per kilogram of the granular polysilicon for each year over the 10.5-year period of the Agreement.

Conference Call
SunEdison Semiconductor will host a conference call tomorrow, August 6, 2015, at 9:00 a.m. ET to discuss the Company’s second quarter 2015 results and other business matters. A live webcast will be available on the Company’s web site at www.sunedisonsemi.com. Interested investors should go to the Company's web site at least fifteen minutes prior to the call to register and download any necessary audio software.
A replay of the conference call will be available from 10:30 a.m. ET on August 6, 2015, until 11:59 p.m. ET on August 20, 2015. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 365062. A replay will also be available on the Company’s web site at www.sunedisonsemi.com.

About SunEdison Semiconductor
SunEdison Semiconductor is a global leader in the manufacture and sale of silicon wafers to the semiconductor industry. For over 55 years, SunEdison Semiconductor has been a pioneer in the design and development of silicon wafer technologies. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison Semiconductor enables the next generation of high performance semiconductor devices. SunEdison Semiconductor’s common stock is listed on the NASDAQ OMX Global Select Market under the symbol "SEMI."

Investor & Media Contact
Chris Chaney
Director, Investor Relations & Corporate Communications
SunEdison Semiconductor Limited
cchaney@sunedisonsemi.com
+1 636 474 5226

-tables to follow-

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net sales to non-affiliates	$207.0	$199.0	$214.6	$406.0	$420.4
Net sales to affiliates	0.4	0.4	0.3	0.8	0.6
Cost of goods sold	183.9	182.2	194.5	366.1	392.3
Gross profit	23.5	17.2	20.4	40.7	28.7
Operating expenses (income):
Marketing and administration	21.4	20.5	19.6	41.9	41.4
Research and development	7.3	8.1	10.3	15.4	18.3
Restructuring (reversals) charges	(1.4)	1.2	(10.8)	(0.2)	(15.4)
Long-lived asset impairment charges	1.2	0.1	—	1.3	—
Operating (loss) income	(5.0)	(12.7)	1.3	(17.7)	(15.6)
Non-operating expenses (income):
Interest expense	3.6	3.5	1.5	7.1	1.7
Interest income	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)
Interest, net - affiliates	—	—	—	—	(0.1)
Other, net	1.2	(10.4)	2.0	(9.2)	(3.3)
Total non-operating expense (income)	4.7	(7.0)	3.4	(2.3)	(1.9)
Loss before income tax expense (benefit)	(9.7)	(5.7)	(2.1)	(15.4)	(13.7)
Income tax expense (benefit)	5.1	3.3	(16.3)	8.4	(12.7)
(Loss) income before equity in loss of equity method investments	(14.8)	(9.0)	14.2	(23.8)	(1.0)
Equity in loss of equity method investments, net of tax	(0.7)	(0.3)	(0.1)	(1.0)	(0.1)
Net (loss) income	(15.5)	(9.3)	14.1	(24.8)	(1.1)
Net loss attributable to noncontrolling interests	—	—	0.2	—	0.8
Net (loss) income attributable to SunEdison Semiconductor Limited shareholders	$(15.5)	$(9.3)	$14.3	$(24.8)	$(0.3)
Basic (loss) earnings per share	$(0.37)	$(0.22)	$0.34	$(0.60)	$(0.01)
Diluted (loss) earnings per share	$(0.37)	$(0.22)	$0.34	$(0.60)	$(0.01)
Weighted-average shares used in computing basic loss per share	41.6	41.5	41.5	41.6	41.5
Weighted-average shares used in computing diluted loss per share	41.6	41.5	41.5	41.6	41.5

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$78.6	$88.2
Accounts receivable, net	106.4	98.6
Accounts receivable, affiliate	12.3	4.3
Inventories	103.7	122.1
Deferred tax asset	27.3	27.3
Prepaid and other current assets	29.3	28.3
Total current assets	357.6	368.8
Property, plant, and equipment, net	589.1	598.8
Investments	126.5	130.3
Other assets	78.6	86.3
Total assets	$1,151.8	$1,184.2

Liabilities and Equity
Current liabilities:
Current portion, long-term debt	$2.1	$2.1
Short-term borrowings	7.6	—
Accounts payable	110.2	94.6
Accounts payable, affiliate	21.8	9.4
Accrued liabilities	47.3	57.6
Accrued wages and salaries	27.2	23.6
Restructuring liabilities	6.9	14.0
Total current liabilities	223.1	201.3
Long-term debt, less current portion	204.2	205.0
Pension and post-employment liabilities	53.6	54.7
Restructuring liabilities	3.6	3.9
Other liabilities	20.6	27.8
Total liabilities	505.1	492.7

Shareholders' equity:
Ordinary shares	949.2	943.1
Accumulated deficit	(103.5)	(78.7)
Accumulated other comprehensive loss	(200.2)	(174.1)
Total SunEdison Semiconductor Limited shareholders' equity	645.5	690.3
Noncontrolling interests	1.2	1.2
Total shareholders' equity	646.7	691.5
Total liabilities and shareholders' equity	$1,151.8	$1,184.2

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Cash flows from operating activities:
Net (loss) income	$(15.5)	$(9.3)	$14.1	$(24.8)	$(1.1)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	27.8	29.7	29.8	57.5	58.1
Long lived asset impairment charges	1.2	0.1	—	1.3	—
Stock-based compensation	3.4	3.6	1.7	7.0	4.0
Provision (benefit) for deferred taxes	0.5	3.5	(29.1)	4.0	(31.3)
Other	0.7	(0.2)	—	0.5	(0.4)
Changes in operating assets and liabilities:
Accounts receivable	(5.7)	(3.9)	(7.6)	(9.6)	(8.1)
Inventories	9.1	5.7	(2.1)	14.8	2.8
Accounts receivable, affiliate	(2.9)	(5.1)	(15.3)	(8.0)	(20.3)
Accounts payable, affiliate	(1.0)	13.4	(66.8)	12.4	(50.7)
Prepaid and other current assets	(1.0)	(0.4)	(9.3)	(1.4)	(5.7)
Accounts payable and accrued liabilities	7.0	7.8	(13.2)	14.8	5.5
Income taxes payable	(2.7)	3.1	(3.7)	0.4	1.7
Pension and post-employment liabilities	(0.4)	(0.1)	(0.8)	(0.5)	(2.3)
Restructuring liabilities	(5.7)	(0.6)	(15.0)	(6.3)	(20.0)
Other	(1.3)	(12.7)	(7.9)	(14.0)	(13.1)
Net cash provided by (used in) operating activities	13.5	34.6	(125.2)	48.1	(80.9)
Cash flows from investing activities:
Capital expenditures	(24.1)	(28.8)	(22.3)	(52.9)	(41.9)
Notes receivable from affiliates	—	—	—	—	3.0
Disbursements made for notes receivable	—	(9.1)	—	(9.1)	—
Net cash used in investing activities	(24.1)	(37.9)	(22.3)	(62.0)	(38.9)
Cash flows from financing activities:
Principal payments on long-term debt	(0.5)	(0.5)	(10.6)	(1.0)	(10.6)
Proceeds from long-term debt	—	—	210.0	—	210.0
Change in ordinary shares	(0.9)	—	—	(0.9)	—
Proceeds from short-term borrowings	—	7.6	—	7.6	—
Deferred financing costs and original issuance discount	—	—	(11.9)	—	(11.9)
Net Parent investment	—	—	(148.7)	—	(179.4)
Proceeds from issuance of ordinary shares	—	—	186.3	—	186.3
Other	(0.1)	0.1	—	—	—
Net cash (used in) provided by financing activities	(1.5)	7.2	225.1	5.7	194.4
Effect of exchange rate changes on cash and cash equivalents	0.1	(1.5)	0.1	(1.4)	—
Net (decrease) increase in cash and cash equivalents	(12.0)	2.4	77.7	(9.6)	74.6
Cash and cash equivalents at beginning of period	90.6	88.2	37.7	88.2	40.8
Cash and cash equivalents at end of period	$78.6	$90.6	$115.4	$78.6	$115.4

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In millions)

ADJUSTED EBITDA CALCULATION [*]

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net (loss) income attributable to SunEdison Semiconductor Limited shareholders	$(15.5)	$(9.3)	$14.3	$(24.8)	$(0.3)
Interest, net	3.5	3.4	1.4	6.9	1.4
Income tax expense (benefit)	5.1	3.3	(16.3)	8.4	(12.7)
Depreciation and amortization	27.2	29.0	29.8	56.2	58.1
Restructuring (reversals) charges and other non-recurring items	(1.4)	1.2	(10.8)	(0.2)	(15.4)
Long-lived asset impairment charges	1.2	0.1	—	1.3	—
Stock compensation expense	3.4	3.6	1.7	7.0	4.0
Equity in loss of equity method investments	0.7	0.3	0.1	1.0	0.1
Adjusted EBITDA [*]	$24.2	$31.6	$20.2	$55.8	$35.2
[*] Adjusted EBITDA is a non-GAAP financial measure. This measurement should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.
We define Adjusted EBITDA as earnings before net interest expense, income tax expense (benefit), depreciation and amortization, restructuring charges (reversals) and other non-recurring items, loss on sale of property, plant, and equipment, long-lived asset impairment charges, stock compensation expense, and equity in loss of equity method investments. All of the omitted items are either (i) non-cash items or (ii) items that we do not consider in assessing our on-going operating performance. Because it omits non-cash items, we feel that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect our operating performance. Because it omits the other items, we believe Adjusted EBITDA is also more reflective of our on-going operating performance. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and

•	it is used by our management for internal planning purposes, including aspects of our operating budget and capital expenditures.
Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments,

•	it does not reflect changes in, or cash requirements for, working capital,

•	it does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt,

•	it does not reflect payments made or future requirements for income taxes,

•
it adjusts for restructuring charges (reversals) and other non-recurring items, loss on sale of property, plant, and equipment, and long-lived asset impairments which are factors that we do not consider indicative of future performance,

•	it adjusts for non-cash stock compensation expense and equity in loss of equity method investments to more clearly reflect comparable period-over-period cash operating performance,

•
although it reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculation of Adjusted EBITDA, and

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for such replacements.

Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis.